Smartsheet Announces $150 Million Share Repurchase Program

BELLEVUE, Wash., April 19, 2024 -- Smartsheet (NYSE: SMAR), the enterprise work management platform, today announced that its Board of Directors has authorized the repurchase of up to $150 million of the company’s outstanding Class A common stock through open market purchase, block trades, and/or in privately negotiated transactions or pursuant to 10b5-1 plans, in compliance with applicable securities laws and other legal requirements.

The timing, manner, price, and amount of any repurchase will be subject to the discretion of the company’s management based on its evaluation of a variety of factors, including the market price of the company’s Class A common stock, general market conditions, applicable legal requirements, and other business considerations.

The program has no minimum purchase commitment and may extend over a period of approximately twelve months. The repurchase program does not obligate Smartsheet to acquire any particular amount of Class A common stock and the repurchase program may be suspended or discontinued at any time at Smartsheet’s discretion without prior notice.

Cautions Regarding Forward-Looking Statements

The press release contains forward-looking statements, including Smartsheet’s intention to implement a program to purchase up to $150 million of Smartsheet’s Class A common stock; the expected timing, volume, and nature of such securities repurchase program; and the duration of the program. There are a number of important factors that could cause actual events to differ materially from those suggested or indicated by such forward-looking statements. These include, among others, the market price of Smartsheet’s Class A common stock prevailing from time to time, the amount of Smartsheet’s cash commitments, the nature of other acquisition and investment opportunities presented to Smartsheet from time to time, Smartsheet’s cash flows from operations, general economic conditions, and other factors identified in Smartsheet’s Annual Report on Form 10-K for the fiscal year ended January 31, 2024, as filed with the Securities and Exchange Commission on March 20, 2024. Additional information will also be set forth in Smartsheet’s future quarterly reports on Form 10-Q, annual reports on Form 10-K, and other filings that we make with the Securities and Exchange Commission. These forward-looking statements are subject to material risks and uncertainties that could cause actual results to differ materially from those in these forward-looking statements. Smartsheet is under no obligation, and expressly disclaims any obligation, to update or alter its forward-looking statements whether as a result of new information, future events, or otherwise.

About Smartsheet

Smartsheet is the modern enterprise work management platform trusted by millions of people at companies across the globe, including approximately 85% of the 2023 Fortune 500 companies. The category pioneer and market leader, Smartsheet delivers powerful solutions fueling performance and driving the next wave of innovation. Visit www.smartsheet.com to learn more.

Media Contact
Jennifer Henderson
pr@smartsheet.com